The Simply Good Foods Company Reports Fiscal Fourth Quarter
and Full Fiscal Year 2025 Financial Results and Provides Fiscal Year 2026 Outlook

Denver, CO, October 23, 2025 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a leader in the Nutritional Snacking category, today reported financial results for the thirteen and fifty-two weeks ended August 30, 2025. The acquisition of Only What You Need, Inc. ("OWYN") was completed on June 13, 2024. Therefore, the Company's year-ago performance for the fourteen and fifty-three weeks ended August 31, 2024, did not include results for the OWYN business for the full period. As we have now passed the anniversary date of the OWYN acquisition, the use of "organic" will refer to growth for brands the Company has owned for more than twelve months on a comparable basis. For the fourth quarter of Fiscal Year 2025, "organic" includes year-over-year growth for Simply Good Foods' business excluding the period of time prior to the closing of the OWYN acquisition, as well as the impacts of lapping the extra week in the fourth quarter of Fiscal Year 2024.

Fourth Quarter Summary:(1)
•Net sales of $369.0 million versus $375.7 million
•Net loss of $12.4 million versus net income of $29.3 million
•Loss per diluted share of $0.12 versus earnings per diluted share of $0.29
•Adjusted Diluted Earnings per Share (“EPS”)(2) of $0.46 versus $0.50
•Adjusted EBITDA(3) $66.2 million versus $77.5 million
Fiscal Year 2026(4) Outlook:
•Net sales expected to range between -2% and +2% year-over-year
•Gross margins expected to decline between 100 and 150 basis points year-over-year
•Adjusted EBITDA expected to range between -4% and +1% year-over-year

“Fiscal year 2025 finished with solid results, with net sales up 9% on a reported basis and 3% Adjusted EBITDA growth. Organic net sales grew 3%, driven by continued strong double-digit consumption for both Quest and OWYN. We largely completed the integration of OWYN, invested meaningfully in our brands and capabilities despite inflationary pressures, and leveraged our strong cash flow to improve our balance sheet and return cash to shareholders," said Geoff Tanner, President and Chief Executive Officer of Simply Good Foods. "Our vision is to be the scaled leader in high protein, low sugar and low carb food and beverage products, where growth is being fueled by a generational shift in consumer eating habits that continues to mainstream. We will achieve this through our simple growth framework of world class innovation, expanding physical availability of our products across the store and online, and through breakthrough marketing to build awareness for our brands. We are building an organization that combines the agility and speed of an insurgent challenger with the advantages of scaled selling and supply chain capabilities, a necessary operating model in an increasingly dynamic marketplace."

"Our outlook for fiscal year 2026 balances our long-term ambition, continued growth expectations for Quest and OWYN and the benefits from productivity, pricing and investments in our brands, against the two important challenges of reduced distribution for Atkins and cost pressures from inflation and tariffs. Even as we face these headwinds, we are taking the right actions for our portfolio, for the category, and for our Company to enable sustainable growth and to create shareholder value for years to come.”

Fourth Quarter 2025 Results(1)

Net sales of $369.0 million decreased $6.6 million, or 1.8%, versus the year ago period driven by a 6.9% headwind from lapping the extra week in the fourth quarter of fiscal year 2024. Organic growth was a 3.5% benefit, while the OWYN Acquisition contributed $5.6 million, or 1.5%, to reported net sales growth.

Total Simply Good Foods fourth quarter retail takeaway(6) increased about 4% driven by growth for Quest and OWYN of approximately 11% and 14%, respectively, while Atkins declined about 12%.

Gross profit of $126.6 million decreased 13.3% versus the comparable year ago period. The decrease in gross profit was driven by the extra week in the fourth quarter of fiscal year 2024 and elevated input costs, which were partially offset by modest benefits from productivity and pricing. As a result, gross margin was 34.3%, a 450 basis point decrease versus the comparable year ago period, driven primarily by elevated input costs.

Operating expenses of $138.4 million increased $40.3 million versus the comparable year ago period. Selling and marketing expenses of $32.4 million decreased $8.4 million versus the comparable year ago period driven by a planned decrease in marketing spending for the Atkins business and the extra week in the fourth quarter of fiscal year 2024. General and administrative ("G&A") expenses of $40.6 million decreased $0.6 million versus the comparable year ago period. Excluding integration expenses of $8.7 million, stock-based compensation of $4.3 million, and other one-time expenses, G&A decreased $5.5 million to $27.6 million, driven primarily by lower employee-related costs and corporate expenses.

Net interest expense of $3.6 million declined by $4.3 million, reflecting lower debt balances versus the comparable year ago period.

As part of the Company's process to evaluate the carrying value of our intangible assets, we recognized a $60.9 million non-cash Loss on Impairment related to the Atkins brand and related intangible assets. The impairment is primarily the result of a challenging fiscal year 2025 and updated projections of future revenue.

Net loss of $12.4 million compared to net income of $29.3 million for the comparable year ago period.

Adjusted EBITDA of $66.2 million decreased 14.5% versus $77.5 million in the comparable year ago period.

Reported loss per diluted share was $0.12 versus reported earnings per diluted share of $0.29 in the comparable year ago period. The weighted average diluted shares outstanding were approximately 101.0 million versus 101.4 million in the comparable year ago period.

Adjusted Diluted EPS was $0.46 versus $0.50 in the comparable year ago period.

Fiscal Year 2025 Summary:
•Net sales were $1,450.9 million versus $1,331.3 million
•Net income of $103.6 million versus $139.3 million
•Earnings per diluted share of $1.02 versus $1.38
•Adjusted Diluted EPS(2) of $1.92 versus $1.83
•Adjusted EBITDA(3) of $278.2 million versus $269.1 million

Net sales of $1,450.9 million increased 9.0% versus the comparable year ago period driven by the 7.9% contribution from the OWYN Acquisition and 3.0% organic growth. The extra week in the year ago period was a 2.1% headwind.

Total Simply Good Foods retail takeaway increased approximately 5% driven by strong Quest and OWYN growth of about 12% and 34% respectively, while Atkins declined about 10%.

Gross profit of $525.7 million increased 2.8% from the comparable year ago period. The increase in gross profit was driven primarily by Quest and the OWYN Acquisition, partially offset by inflationary headwinds. As a result, gross margin was 36.2%, representing a decrease of 220 basis points versus the comparable year ago period, primarily due to elevated input cost pressure and the OWYN Acquisition.

Operating expenses of $368.9 million increased $63.8 million versus the comparable year ago period. Selling and marketing expenses of $134.3 million decreased $9.6 million versus the comparable year ago period, primarily driven by a planned decrease in marketing spend for the Atkins business. General and administrative ("G&A") expenses of $155.9 million increased $26.2 million compared to the year ago period. Excluding integration expenses of $20.9 million, stock-based compensation of $16.8 million, term loan transaction fees of $0.7 million, and other one-time expenses, G&A increased $9.1 million to $117.3 million, driven primarily by higher employee-related costs and corporate expenses.

One-time Business Transaction costs related to the OWYN Acquisition of $0.8 million.

As part of the Company's process to evaluate the carrying value of our brands, we recognized a $60.9 million impairment charge related to the Atkins brand and related intangible assets. The impairment is the result of a challenging fiscal year 2025 and updated projections of future revenue.

Net interest expense of $20.6 million decreased $1.1 million versus the comparable year ago period.

Net income of $103.6 million compared to $139.3 million for the comparable year ago period.

Adjusted EBITDA of $278.2 million increased 3.4% versus $269.1 million in the comparable year ago period.

Reported earnings per diluted share of $1.02 decreased 26.1% versus $1.38 in the comparable year ago period. The weighted average diluted shares outstanding was approximately 101.5 million versus 101.3 million in the comparable year ago period.

Adjusted Diluted EPS was $1.92 versus $1.83 in the comparable year ago period.

Balance Sheet and Cash Flow

At the end of fiscal year 2025, the Company had cash of $98.5 million and an outstanding principal balance on its term loan of $250.0 million. For the full fiscal year, the Company utilized over $200.0 million to repay $150.0 million of its term loan debt, as well as repurchase approximately $50.9 million of the Company's stock. Since the closing of the OWYN Acquisition, when the term loan balance increased by $250.0 million, the Company has repaid $240.0 million. As such, the Company's trailing twelve-month Net Debt to Adjusted EBITDA ratio at the end of fiscal year 2025 was 0.5x.

Cash flow from operations was about $178.5 million versus $215.7 million in the comparable year ago period. The decline was primarily due to higher uses of working capital. Capital expenditures were about $20.5 million, including $18.0 million during the fiscal fourth quarter, primarily to support strategic investments to drive growth.

Share Repurchase Authorization

On October 21, 2025, the Company's Board of Directors approved a $150 million increase to its existing stock repurchase program which was first adopted in November 2018. As of October 23, 2025, the Company has $171 million available under its revised stock repurchase authorization.

Fiscal Year 2026 Outlook

The Company anticipates the following in fiscal year 2026:

•Net Sales expected to range between -2% and +2% year-over-year
•Gross Margins expected to decline in a range of 100 to 150 basis points year-over-year
•Adjusted EBITDA(3) expected to range between -4% and +1% year-over-year

The Company's outlook assumes an increase in marketing spending for Quest and OWYN, including a significant increase in support for the OWYN brand intended to increase trial and build awareness. Management is focused on long-term growth for the total Company and will look to provide more fuel for growth should it find the opportunity to do so.

The Company expects the second half of the fiscal year to be stronger on both the top and bottom line than the first half. Continued innovation and distribution-driven net sales growth from Quest and OWYN across the year are expected to be offset by challenges for Atkins, with the timing of price elasticity and lapping of certain year-ago promotional events expected to reflect incremental headwinds to growth in the first half of the year.

Declines for gross margins and Adjusted EBITDA, and the phasing of profit growth for the year, are expected to primarily reflect the timing lag between elevated inflation and tariff expenses in the first half and the building benefits from productivity, pricing, and lower costs expected in the second half of the year. As a result, the Company expects year-over-year margin expansion and Adjusted EBITDA growth to begin in the third quarter and build through the end of the fiscal year.

The foregoing outlook assumes current economic conditions, consumer purchasing behavior and prevailing tariff rates remain generally consistent across the Company's fiscal year.

___________________________________
(1) All comparisons refer to the fourth quarter or full fiscal year ended August 30, 2025, versus the comparable year-ago period ended August 31, 2024.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to the “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) The Company does not provide a forward-looking reconciliation of expected Fiscal Year 2026 Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measure, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

(5) "Organic" growth refers to growth for brands owned by Simply Good Foods for more than twelve months on a comparable thirteen-week basis. For the fourth quarter of Fiscal Year 2025, "organic" includes year-over-year for Simply Good Foods' business excluding the period of time prior to the closing of the OWYN Acquisition, as well as the impact of lapping the extra week in the fourth quarter of Fiscal Year 2024.
(6) Combined Quest, Atkins, and OWYN Circana MULO++C-store and Company unmeasured channel estimate for the 13-weeks ending August 31, 2025, vs. the comparable 13-week year ago period.
(7) Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties ("Credit Agreement"), reduced by cash and cash equivalents, and divided by the Company's trailing twelve month Adjusted EBITDA, as previously defined. The Company does not provide a forward-looking reconciliation of Net Debt to Adjusted EBITDA to Net Debt to Consolidated Net Income, the most directly comparable GAAP financial measures, expected for Fiscal Year 2026, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, October 23, 2025, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. or 201-689-8263 from International locations. A live webcast will be available via the "Investors" section of the Company's website at www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will remain accessible through October 30, 2025, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13755448.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer-packaged food and beverage company with ambitious goals to raise the bar on what food can be with trusted brands and innovative nutritious snacking products. Within our portfolio of trusted brands (Quest™, Atkins™, and OWYN™), we offer a wide variety of nutritional snacks and beverages, including high protein chips, bars, ready-to-drink (RTD) shakes, and powders, and low sugar, low carb sweets and baked goods. We are a leader of the nutritious snacking movement, poised to expand our healthy lifestyle platform through innovation-driven organic growth and external investment opportunities. To learn more, visit www.thesimplygoodfoodscompany.com.

Investor Contact
Joshua Levine
Vice President, Investor Relations and Treasury
The Simply Good Foods Company
jlevine@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties relate to, among other things, our ability to achieve our estimates of OWYN’s net sales and Adjusted EBITDA and our anticipated synergies from the OWYN Acquisition, our net leverage ratio post-acquisition, our Adjusted EPS post-acquisition, our ability to maintain OWYN personnel and effectively integrate OWYN, our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	August 30, 2025	August 31, 2024
Assets
Current assets:
Cash	$98,468	$132,530
Accounts receivable, net	164,978	150,721
Inventories	167,217	142,107
Prepaid expenses	7,209	5,730
Other current assets	15,812	9,192
Total current assets	453,684	440,280

Long-term assets:
Property and equipment, net	39,738	24,830
Intangible assets, net	1,261,603	1,336,466
Goodwill	589,974	591,687
Other long-term assets	51,046	42,881
Total assets	$2,396,045	$2,436,144

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$78,298	$58,559
Accrued interest	44	265
Accrued expenses and other current liabilities	46,219	49,791
Total current liabilities	124,561	108,615

Long-term liabilities:
Long-term debt, less current maturities	249,066	397,485
Deferred income taxes	166,091	166,012
Other long-term liabilities	49,494	36,546
Total liabilities	589,212	708,658
See commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 103,688,071 and 102,515,315 issued at August 30, 2025 and August 31, 2024, respectively	1,037	1,025
Treasury stock, 3,957,571 shares and 2,365,100 shares at cost at August 30, 2025 and August 31, 2024, respectively	(129,337)	(78,451)
Additional paid-in-capital	1,346,687	1,319,686
Retained earnings	590,879	487,265
Accumulated other comprehensive loss	(2,433)	(2,039)
Total stockholders’ equity	1,806,833	1,727,486
Total liabilities and stockholders’ equity	$2,396,045	$2,436,144

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	August 30, 2025	August 31, 2024	August 30, 2025	August 31, 2024
Net sales	$369,041	$375,687	$1,450,920	$1,331,321
Cost of goods sold	242,436	229,735	925,173	819,755
Gross profit	126,605	145,952	525,747	511,566

Operating expenses:
Selling and marketing	32,411	40,832	134,282	143,929
General and administrative	40,624	41,273	155,930	129,699
Depreciation and amortization	4,421	4,206	16,900	16,917
Business transaction costs	—	11,821	820	14,524
Loss on impairment	60,928	—	60,928	—
Total operating expenses	138,384	98,132	368,860	305,069

Income from operations	(11,779)	47,820	156,887	206,497

Other income (expense):
Interest income	513	1,412	2,663	4,307
Interest expense	(4,150)	(9,371)	(23,249)	(26,029)
(Loss) gain on foreign currency transactions	(79)	76	(421)	267
Other income	3	900	23	1,008
Total other income (expense)	(3,713)	(6,983)	(20,984)	(20,447)

Income before income taxes	(15,492)	40,837	135,903	186,050
Income tax (benefit) expense	(3,135)	11,546	32,289	46,741
Net (loss) income	$(12,357)	$29,291	$103,614	$139,309

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	110	202	(394)	554
Comprehensive (loss) income	$(12,247)	$29,493	$103,220	$139,863

(Loss) earnings per share
Basic	$(0.12)	$0.29	$1.03	$1.39
Diluted	$(0.12)	$0.29	$1.02	$1.38
Weighted average shares outstanding:
Basic	100,419,463	100,144,460	100,695,181	99,929,196
Diluted	100,997,903	101,355,223	101,510,772	101,281,888

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	52-Weeks Ended	53-Weeks Ended
	August 30, 2025	August 31, 2024
Operating activities
Net income	$103,614	$139,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,431	20,993
Amortization of deferred financing costs and debt discount	1,479	2,037
Stock compensation expense	15,273	18,421
Loss on impairment	60,928	—
Estimated credit losses (recoveries)	241	(150)
Unrealized loss (gain) on foreign currency transactions	421	(267)
Deferred income taxes	3	8,366
Amortization of operating lease right-of-use asset	6,863	6,991
Other	1,133	988
Changes in operating assets and liabilities:
Accounts receivable, net	(14,682)	9,129
Inventories	(25,848)	13,726
Prepaid expenses	(1,507)	1,164
Other current assets	(6,894)	4,957
Accounts payable	18,535	(15,450)
Accrued interest	(221)	(1,675)
Accrued expenses and other current liabilities	(3,591)	12,730
Other assets and liabilities	1,279	(5,565)
Net cash provided by operating activities	178,457	215,704
Investing activities
Purchases of property and equipment	(20,542)	(5,743)
Acquisition of business, net of cash acquired	1,713	(280,409)
Investments in intangible assets and other assets	(2,103)	(730)
Net cash used in investing activities	(20,932)	(286,882)
Financing activities
Proceeds from option exercises	12,917	4,293
Tax payments related to issuance of restricted stock units	(3,236)	(5,048)
Repurchase of common stock	(50,886)	—
Payments on finance lease obligations	—	(145)
Principal payments of long-term debt	(150,000)	(135,000)
Proceeds from issuance of long-term debt	—	250,000
Cash received on repayment of note receivable	—	3,000
Deferred financing costs	—	(1,199)
Net cash (used in) provided by financing activities	(191,205)	115,901
Net (decrease) increase in cash	(33,680)	44,723
Effect of exchange rate on cash	(382)	92
Cash at beginning of period	132,530	87,715
Cash at end of period	$98,468	$132,530

Net Sales by Geographic Area and Brands

The following is a summary of revenue disaggregated by geographic area and brand:

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
(In thousands)	August 30, 2025	August 31, 2024	August 30, 2025	August 31, 2024
North America (1)
Atkins	$91,682	$121,131	$420,787	$491,986
Quest	233,169	216,961	863,614	777,394
OWYN	37,409	29,213	137,020	29,213
Total North America	362,260	367,305	1,421,421	1,298,593
International (1)	6,781	8,382	29,499	32,728
Total	$369,041	$375,687	$1,450,920	$1,331,321
(1) The North America geographic area consists of net sales substantially related to the United States and there is no individual foreign country to which more than 10% of the Company’s net sales are attributed or that is otherwise deemed individually material.

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: loss on impairment, stock-based compensation expense, executive transition costs, business transaction costs, inventory step-up, integration expenses, term loan transaction fees, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and fifty-two weeks ended August 30, 2025, and fourteen and fifty-three weeks ended August 31, 2024:

(In thousands)	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	August 30, 2025	August 31, 2024	August 30, 2025	August 31, 2024
Net (loss) income	$(12,357)	$29,291	$103,614	$139,309
Interest income	(513)	(1,412)	(2,663)	(4,307)
Interest expense	4,150	9,371	23,249	26,029
Income tax (benefit) expense	(3,135)	11,546	32,289	46,741
Depreciation and amortization	5,951	5,122	21,431	20,993
EBITDA	(5,904)	53,918	177,920	228,765
Loss on impairment	60,928	—	60,928	—
Stock-based compensation expense	2,454	5,212	15,273	18,421
Executive transition costs	—	3,150	—	3,871
Business transaction costs	—	11,821	820	14,524
Inventory step-up	—	3,226	1,412	3,226
Integration expense	8,744	588	20,856	588
Term loan transaction fees	—	—	715	—
Other (1)	17	(464)	238	(265)
Adjusted EBITDA	$66,239	$77,451	$278,162	$269,130
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss on impairment, stock-based compensation expense, executive transition costs, business transaction costs, inventory step-up, integration expenses, term loan transaction fees, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and fifty-two weeks ended August 30, 2025, and the fourteen and fifty-three weeks ended August 31, 2024:

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	August 30, 2025	August 31, 2024	August 30, 2025	August 31, 2024
Diluted (loss) earnings per share	$(0.12)	$0.29	$1.02	$1.38

Depreciation and amortization	0.06	0.05	0.21	0.21
Loss on impairment	0.60	—	0.60	—
Stock-based compensation expense	0.02	0.05	0.15	0.18
Executive transition costs	—	0.03	—	0.04
Business transaction costs	—	0.12	0.01	0.14
Inventory step-up	—	0.03	0.01	0.03
Integration expense	0.09	0.01	0.21	0.01
Term loan transaction fees	—	—	0.01	—
Tax effects of adjustments (1)	(0.19)	(0.07)	(0.30)	(0.15)
Rounding (2)	—	(0.01)	—	(0.01)
Adjusted diluted earnings per share	$0.46	$0.50	$1.92	$1.83
(1) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and fifty-two weeks ended August 30, 2025, as well as the fourteen and fifty-three weeks ended August 31, 2024.

(2) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of August 30, 2025:

(In thousands)	August 30, 2025
Net Debt:
Total debt outstanding under the Credit Agreement	$250,000
Less: cash and cash equivalents	(98,468)
Net Debt as of August 30, 2025	$151,532

Adjusted EBITDA	$278,162

Net Debt to Adjusted EBITDA	0.5	x